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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12
ACCESS ANYTIME BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

NEWS

ACCESS ANYTIME BANCORP, INC.

For Immediate Release:
(Albuquerque, New Mexico) July 31, 2003

Net Income as of June 30, 2003 reported at $728,161 ($.54 per dilutive share) an increase of 81% over the first half of the prior year.

Access Anytime BanCorp, Inc., the holding company (Company) for FIRSTBANK (Bank), reported net income as of June 30, 2003 of $728,161 ($.54 per dilutive share). The six-month net income compared to June 30, 2002 net income of $401,975 ($.30 per diluted share) an increase of 81%. Net income for the second quarter ended June 30, 2003 was $460,940 or $.35 dilutive per share compared to $143,421 or $.10 per dilutive share for three-months ended June 30, 2002, an increase of $317,519 or 221%.

Net interest income before provision for loan losses increased year-to-date 2003, $212,444 or 6.4% to $3,509,639. Although total interest income decreased by $166,230 the total interest expense decreased by $378,674 or 14.5%. The provision for loan losses was $355,000 year-to-date 2003, a decrease of $25,000.

During the six-months ended June 30, 2003, non-interest income increased by $1,061,050 or 127.6%. The primary reasons for this improvement were an increase of $110,521 in loan servicing and other fees and gain on sales of loans of $912,064.

Non-interest expense for the six-months ended June 30, 2003, increased to $3,836,000 from $3,075,848, a change of $760,152 or 25%. The principal factors in this increase were incentive compensation from loan production, occupancy expense, professional fees, and other expenses.

Income tax expense for the six-months ended June 30, 2003, increased by $212,156 or 78.2% from the prior year expense of $271,173. The primary reason was more taxable income in 2003.

Total assets for the Company at June 30, 2003 were approximately $205,470,000 compared to $190,429,000 for the prior year, an increase of $15,041,000 or 8%. The increase in assets was attributed to an increase of approximately $12.5 million in loans held-for-sale and $7 million in cash and cash equivalents. Total deposits of $164 million represented an increase of $6 million or 3.8% over the prior year.

The Bank's total equity was $20,509,000 at June 30, 2003. The regulatory ratios for a well capitalized financial institution under the current regulatory framework are: (1) 10% for Total Risk-based Capital, (2) 5% for Tier 1 Core Capital, and (3) 6% for Tier 1 Risk Capital. The June 30, 2003 ratios were 14.39%, 9.33% and 13.80% respectively, all of which exceed those standards.

FIRSTBANK currently has offices in Albuquerque, Clovis, Gallup and Portales, New Mexico. The Company's common stock trades on the Nasdaq SmallCap Market tier of the Nasdaq Stock Market under the symbol AABC.

RECENT EVENT: On July 22, 2003 the Company filed a Form 8-K with the Securities and Exchange Commission ("SEC") announcing an Agreement and Plan of Merger between First National Bank Holding Company and the Company. The merger agreement, the form of certain voting agreements, and the press release relating to the transaction were filed as exhibits to the Form 8-K.

Additional Information About the Merger and Where to Find It

Stockholders of Access Anytime BanCorp and other investors are urged to read the proxy statement that Access Anytime BanCorp will file with the SEC in connection with the proposed merger mentioned in this release because it will contain important information about Access Anytime BanCorp, the merger, the persons soliciting proxies in the merger and their interests in the merger and related matters. Investors will be able to obtain the proxy statement and all other documents filed with the SEC by Access Anytime BanCorp free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by Access Anytime BanCorp will be available free of charge from Kathy Allenberg, Corporate Secretary, Access Anytime BanCorp, Inc. at PO Box 16810, Albuquerque, New Mexico 87191-6810, telephone (505) 299-0900. Stockholders of Access Anytime BanCorp should read the proxy statement carefully before making a decision concerning the merger.

Access Anytime BanCorp and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Access Anytime BanCorp's stockholders to approve the merger. Information about the directors and executive officers of Access Anytime BanCorp and their ownership of Access Anytime BanCorp's common stock is set forth in Access Anytime BanCorp's proxy statement for its 2003 annual meeting of stockholders, as filed with the SEC on March 18, 2003, which is available as described in the preceding paragraph.

Contact:	NR Corzine, Chairman, Chief Executive PO Box 16810 Albuquerque, New Mexico 87191-6810 Phone 505-299-0900

Date: July 31, 2003

News: Immediate Release

Access Anytime BanCorp, Inc. (Nq)

				Per Share
		Net (Mill)	% CHG		% CHG
			Curr	Prev
AABC (Nq)	Q6/30	0.46	221.35	.10	250
AccessAny	6 Mo.	0.73	81.54	.30	80

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NEWS ACCESS ANYTIME BANCORP, INC.